UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2019

TRANSBIOTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53316	26-0731818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 N. Tustin Ave., Suite 225 Santa Ana, CA	92705
(Address of principal executive offices)	(zip code)

(949) 285-9454
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On May 6, 2019, we signed a definitive Asset Purchase Agreement (the “APA”) with IDTEC, LLC, to acquire certain assets related to robotics equipment, which our management believes is synergistic with our current assets, from IDTEC in exchange for shares of our common stock equal to 60% of our then outstanding common stock. The APA is subject to several conditions precedent, primarily: (i) we must be current in our reporting requirements under the Securities Exchange Act of 1934, as amended, (ii) we must complete a reverse stock split of our common stock such that approximately 8,000,000 shares will be outstanding immediately prior to closing the transaction with no convertible instruments other than as set forth in the APA and our authorized common stock must be reduced to 100,000,000 shares, (iii) we must not have more than approximately $150,000 in current liabilities, and (iv) IDTEC must complete any necessary audits and reviews of the financial statements related to the assets by a PCAOB-approved independent registered accounting firm.

In advance of closing the transaction, IDTEC and a few other affiliated parties have been advancing funds to us and/or on our behalf for the costs related to the transaction, as well as for further developing and enhancing our current SOBR product. The funds advanced will be turned into promissory notes at the closing of the APA and are expected to be around $1 million by the time we close the transaction.

The description of the APA set forth in this report is qualified in its entirety by reference to the full text of that document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The assets being acquired if the closing occurs under the APA are the same assets that were subject to the Letter of Intent with First Capital Holdings, LLC we previously announced our Current Report on Form 8-K filed with the Commission on November 6, 2018.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Asset Purchase Agreement dated May 6, 2019 by and between IDTEC, LLC and TransBiotec, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TransBiotec, Inc. a Delaware corporation

Dated: May 14, 2019	By:	/s/ Charles Bennington
Charles Bennington
	Its:	President

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